CONSENT OF INDEPENDENT AUDITORS

We consent to the use in Post-Effective Amendment No. 33 to Registration Statement No. 2-55301 of Prudential MoneyMart Assets, Inc. of our report dated February 4, 1997, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP
------------------------------
    Deloitte & Touche LLP


New York, New York
February 24, 1997